EXHIBIT 21.1

K-Tron International, Inc.
List of Subsidiaries

State or Jurisdiction
Name of Subsidiary	of Incorporation

K-Tron Investment Co.	Delaware
Pneumatic Conveying Systems Inc.	Canada
K-Tron America, Inc.	Delaware
Colormax Limited	United Kingdom
Pneumatic Conveying Systems Limited	United Kingdom
K-Tron (Schweiz) AG	Switzerland
K-Tron Asia Pte Ltd	Singapore
K-Tron China Limited	Hong Kong
K-Tron Deutschland GmbH	Germany
K-Tron France S.a.r.l.	France
K-Tron Great Britain Ltd.	United Kingdom
Pennsylvania Crusher Corporation	Delaware
Jeffrey Specialty Equipment Corporation	Delaware
K-Tron Technologies, Inc.	Delaware